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                                                                    Exhibit 10.2



                         EXECUTIVE EMPLOYMENT AGREEMENT


THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective as of December 31, 2001 ("Effective Date"), by and between Denise DuBarry Hay ("Executive"), currently residing in La Quinta, CA, and Thane International, Inc., a Delaware corporation, with offices in La Quinta, California ("Corporation").

WHEREAS, the Executive and the Corporation entered into an employment contract effective June 10, 1999, (the "1999 Contract") pursuant to which the Executive was entitled to certain compensation and benefits;

WHEREAS, the parties intend that the execution and delivery of this Agreement, as a new contract to completely supersede the 1999 Contract; and

WHEREAS, the Corporation desires to continue to employ the Executive in the capacity hereinafter stated, and the Executive desires to enter into the employ of the Corporation in such capacity for the period and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Executive as follows:

1. Employment Period. The Corporation hereby agrees to continue to employ the Executive as its Chief Creative Officer ("CCO") and the Executive, in such capacities, agrees to provide services to the Corporation for the period beginning on the Effective Date (the "Commencement Date"), and ending on the third anniversary of the Commencement Date (the "Employment Period").


2.   Position and Duties.

          The Corporation does hereby employ Executive and Executive hereby accepts such employment and shall devote her full time energies and talents exclusively to serving as CCO in the best interest of the Corporation and upon the terms and provisions set forth in this Agreement. Subject to direction from the Board of Directors, Executive shall have full authority over all Corporation creative activities and shall carry out and perform all orders, directions, and policies stated to her by the Board of Directors periodically, either orally or in writing. Executive shall carry out the duties assigned to her in a trustworthy, businesslike, and loyal manner. Without the Board's consent (not to be unreasonably withheld), Executive shall not: (i) serve as or be a consultant to or employee, officer, agent or director of any corporation, partnership or other entity other than the Corporation (other than civic, charitable or other public service organizations); or (ii) have more than three percent (3%) ownership interest in any enterprise other than the Corporation if such ownership interest in any enterprise other than the Corporation would have a material effect upon the ability of the Executive to perform her duties hereunder.


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3.   Compensation.

          (a) She shall receive, for each 12-consecutive month period beginning on January 1, 2002 and each anniversary thereof, a rate of salary that is not less than $425,000 per year, payable in substantially equal monthly or more frequent installments and subject to normal tax withholding. During the Employment Period the Executive's salary rate shall be reviewed by the Board on or before each anniversary of the Commencement Date to determine whether an increase in her rate of compensation is appropriate, but shall at a minimum be increased 5% per annum.

          (b) She shall be eligible to receive incentive compensation payments as determined by the Board of Directors.

          (c) She shall be reimbursed by the Corporation, consistent with past practices , for health insurance coverage provided through the Screen Actors Guild and shall receive the following benefits on substantially the same terms and conditions as other similarly situated executives of the Corporation: long-term disability, thrift, pension, vacation, and sick days.

          (d) She shall be reimbursed by the Corporations for all reasonable business, promotional, travel and entertainment expenses incurred or paid by her during the employment period in the performance of her services under this Agreement provided that the Executive furnishes to the Corporations appropriate documentation in a timely fashion required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Corporations may from time to time reasonably request.

          (e) She shall be entitled to receive the perquisites set forth on Exhibit A hereto.


4. Compensation Due Upon Termination. Except as otherwise provided under the executive benefit plans maintained by the Corporation in which the Executive participates in accordance with subparagraph 3(c), the Executive's right to compensation for periods after the date her employment with the Corporation terminates shall be determined in accordance with the following:

          (a) Discharge Without Cause. In the event the Corporation terminates the Executive's employment under this Agreement without cause (as defined in subparagraph 4(c)), the Executive shall be entitled to receive:

               (i) all payment of her salary (as of the date of termination) in accordance with the provisions of subparagraph 3(a) for the lesser of (a) twelve months or (b) the remainder of the Employment Period; and

               (ii) payment of any incentive compensation payments that otherwise would have been payable to the Executive under subparagraph 3(b) through the date her employment with the Corporation terminates.

               (iii) Section 6 shall terminate on the date that the Executive no longer receives compensation from the Corporation pursuant to subparagraph 4(a)(i).


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          (b) Voluntary Resignation. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date on which the Executive's employment with the Corporation terminates due to the Executive's voluntary resig nation.

         (c) Discharge for Cause. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the Executive's employment with the Corporation is terminated on account of the Executive's discharge for cause. For purposes of this subparagraph 4(c), the Executive shall be considered discharged for "cause" if she is discharged by the Corporation on account of the occurrence of one or more of the following events:

               (i) the Executive becomes habitually addicted to drugs or alcohol;

               (ii) the Executive discloses confidential information in violation of paragraph 5;

               (iii) the Executive engages in competition in violation of paragraph 6;

               (iv) the Corporation is directed by regulatory or governmental authorities to terminate the employment of the Executive;

               (v) the Executive is indicted of a felony crime (other than a felony resulting from a traffic violation);

               (vi) the Executive flagrantly disregards her duties under this Agreement after (A) notice has been given to the Executive by the Board that it views the Executive to be flagrantly disregarding her duties under this Agreement and (B) the Executive has been given a period of 10 days after such notice to cure such misconduct (provided that no such notice or cure period shall be required if Executive's disregard of her duties is willful and has materially and adversely affected the Corporation);

               (vii) any event of egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Board, the Executive's credibility and reputation no longer conform to the standard of the Corporation's executives; or

               (viii) the Executive commits an act of fraud against the Corporation or violates a duty of loyalty to the Corporation or violates paragraph 2.

          (d) Disability. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date the Executive's employment with the Corporation terminates on account of disability. For purposes of this subparagraph 4(d), determination of whether the Executive is disabled shall be determined in accordance with the Corporation's long term disability plan and applicable law, except payments due and owing as of such date.

          (e) Death. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date of the Executive's death, except payments due and owing as of such date.

5. Confidential Information. Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential indefinitely all


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non-public information concerning the Corporation and its affiliates that was acquired by or disclosed to the Executive during the course of her employment by the Corporation or any of its affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, and operations, financial data and plans, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this paragraph 5 shall not apply to information that is in the public domain or that was disclosed to the Executive by independent third parties who were not bound by an obligation of confidentiality, or information that was disclosed to Executive in the ordinary course of the Corporation's business negotiations with customers or suppliers for the benefit of the Corporation. The Executive further agrees that she shall not make any statement or disclosure that (a) would be prohibited by applicable Federal or state laws or (b) is intended or reasonably likely to be detrimental to, or disparaging of, the Corporation or any of its subsidiaries or affiliates.

6. Non-competition. The Executive and the Corporation agree that reasonable restrictions upon direct competition with the Corporation following termination of the Executive's employment with the Corporation are necessary to protect the business interests of the Corporation.

          (a) For purposes of this Paragraph 6, the "Business" of the Corporation is defined as the design, production and distribution of television programs that are marketing or advertisement pieces ("infomercials") targeted at potential consumers of health, beauty, fitness and related home products, or other products as may be identified pursuant to Paragraph 6(b) herein, with the objective of causing the television viewers to make purchases of the products featured in the television programs.

          (b) The extent of the Corporation's Business is limited to the actual and intended business of the Corporation, as demonstrated by books, records, contracts, advertising, strategic plans and financial and budget documents, created or relied upon during the Employment Period and as of the date the Executive leaves the employment of the Corporation.

          (c) The Executive and Corporation agree that for the period (the "Non-Competition Period") commencing on the Effective Date and ending on the third anniversary of the date hereof, subject to Paragraph 4(a) (iii) herein, the Executive shall not serve as or be a consultant to or employee, officer, agent, director or owner of more than three percent (3%) of another corporation, partnership or other entity whose primary Business competes with the Corporation in Business (as defined in this paragraph 6).

          (d) That the nature of the television production business of the Corporation is interstate and international in scope, that the global scope of the business renders a global restriction reasonable and a more narrowly tailored geographic restriction insufficient to protect the legitimate business interests of the Corporation.

          (e) The Executive may engage in the design, production and distribution of infomercials other than those competing with the Business of the Corporation as defined in this Section 6 at any


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time following termination of employment with the Corporation.

          (f) The Executive may engage in design, production and distribution of infomercials competing with the Business of the Corporation as provided for in
Section 6(a), after the Non- Competition Period.

7. Successors. This Agreement shall be binding on, and inure to the benefit of, the Corporation and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Corporation's assets and business.

8. Nonalienation. The interests of the Executive under this Agreement are not subject to the claims of her creditors, other than the Corporation, and may not otherwise be voluntarily or involun tarily assigned, alienated or encumbered except to the Executive's estate upon her death.

9. Remedies. The Executive acknowledges that the Corporation would be irreparably injured by a violation of paragraphs 5 or 6, and agrees that the Corporation shall be entitled to an injunction restraining the Executive from any actual or threatened breach of paragraph 5 or 6, or to any other appropriate equitable remedy without bond or other security being required.

10. Waiver of Breach. The waiver by either the Corporation or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Corporation or the Executive.

11. Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

          (a)  to the Executive addressed as follows:

               Denise DuBarry Hay
               49-455 Coachella
               La Quinta, CA 92253


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          (b)  to the Corporation addressed as follows:

               Thane International, Inc.
               Legal Department
               78-140 Calle Tampico, Suite 207
               La Quinta, CA 92253

          with copies to:

               Thane International, Inc.
               c/o HIG Capital LLC
               1001 Brickell Bay Dr., Suite 2708
               Miami, FL  33131
               Attn:  Sami Mnaymneh


13. Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties thereto (and the Executive's estate upon her death), shall have any rights under or interest in this Agreement or the subject matter hereof.

14. Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of California.

15. Termination. All of the provisions of this Agreement shall terminate after the expiration of the Employment Period, except that paragraph 5 shall survive indefinitely, and paragraph 6 shall terminate upon the earlier to occur of (a) expiration of the Non-competition Period; and (b) a discharge of the Executive without cause, pursuant to paragraph 4(a) (iii) hereof.

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IN WITNESS WHEREOF, the Executive and the Corporation have executed this
Employment Agreement as of the day and year first above written.


DENISE DUBARRY HAY:

/s/ Denise DuBarry Hay
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THANE INTERNATIONAL, INC.:


/s/ Sami W. Mnaymneh
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By:
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Its:
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